Exhibit 99.1

November 18, 2024

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400

TOFUTTI ANNOUNCES UNAUDITED RESULTS FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 29, 2024

Cranford, New Jersey — November 18, 2024 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) today announced its results for thirteen and thirty-nine weeks ended September 28, 2024. Tofutti Brands reported that net sales for the thirteen weeks ended September 28, 2024 decreased by $529,000, or 21%, to $1,986,000, from net sales of $2,515,000 for the thirteen weeks ended September 30, 2023. Sales of our vegan cheese products decreased to $1,648,000 in the thirteen weeks ended September 28, 2024 from $2,110,000 in the thirteen weeks ended September 30, 2023. Sales of our frozen dessert products decreased to $338,000 in the thirteen weeks ended September 28, 2024 from $405,000 for the thirteen weeks ended September 30, 2023. The decrease in the sales of our vegan cheese products was due to the continued introduction of competitive products in the vegan cheese category and a decline of our export cheese business. The decrease in frozen dessert product sales was due to a decrease in sales of our frozen dessert pints.

Net sales for the thirty-nine weeks ended September 28, 2024 decreased by $1,243,000, or 16%, to $6,481,000, from net sales of $7,724,000 for the thirty-nine weeks ended September 30, 2023. Sales of our vegan cheese products decreased to $5,383,000 in the thirty-nine weeks ended September 28, 2024 from $6,492,000 for the thirty-nine weeks ended September 30, 2023. Sales of our frozen dessert products decreased to $1,098,000 for the thirty-nine weeks ended September 28, 2024 from $1,232,000 for the thirty-nine weeks ended September 30, 2023. The reduction in sales for the current thirty-nine week period was primarily due to the decrease in our vegan cheese sales caused by increased competition in the vegan cheese category and a decline in our export cheese business.

Our gross profit was $485,000 for the thirteen weeks ended September 28, 2024 and $786,000 for the thirteen weeks ended September 30, 2023. Our gross profit percentage decreased to 24% for the thirteen weeks ending September 28, 2024 compared to 31% for the thirteen weeks ending September 30, 2023. Our gross profit decreased to $1,621,000 for the thirty-nine weeks ended September 28, 2024 from $2,059,000 for the thirty-nine weeks ended September 30, 2023, while our gross profit percentage was 25% for the thirty-nine weeks ending September 28, 2024 compared to 27% for the thirty-nine weeks ending September 30, 2023. Our gross profit and gross profit percentage were negatively impacted by the decrease in sales of our vegan cheese products and frozen dessert pints and increased promotional activity to combat the increased competition in the vegan cheese market. The decrease in our gross profit and gross profit percentage was due to the reduction in sales.

We had net losses of $207,000, or $0.04 per share (basic and diluted) and $542,000 or $0.10 per share (basic and diluted), for the thirteen and thirty-nine weeks ended September 28, 2024, respectively, compared to net income of $110,000, or $0.02 (basic and diluted) per share and a net loss of $310,000 or $0.06 (basic and diluted) per share for the thirteen and thirty-nine weeks ended September 30, 2023, respectively.

As of September 28, 2024, we had approximately $176,000 in cash and our working capital was approximately $2,961,000, compared with approximately $837,000 in cash and working capital of $3,440,000 at December 30, 2023.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “While our revenues and operating results were disappointing in the first thirty-nine weeks of 2024, we are working hard to replace lost sales and hope to improve our operating results in the fourth quarter and into 2025. We believe that our cash and available cash resources are sufficient for our operations and believe that we will improve our working capital position by year-end” concluded Mr. Kass.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty products.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Condensed Balance Sheets

(in thousands, except share and per share figures)

	September 28, 2024 (Unaudited)	December 30, 2023
Assets
Current assets:
Cash	$176	$837
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $495 and $525, respectively	821	828
Inventories	2,130	2,475
Prepaid expenses and other current assets	126	93
Total current assets	3,253	4,233

Operating lease right-of-use asset	355	81
Finance lease right-of-use asset	25	36
Deferred tax assets	246	246
Other assets	31	19
Total assets	$3,910	$4,615
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	—	237
Accrued expenses	284	541
Finance lease liability, current portion	8	15
Total current liabilities	292	793

Operating lease liabilities, net of current portion	308	7
Finance lease liability, net of current portion	20	23
Total liabilities	620	823

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	363	323
Retained earnings	2,875	3,417
Total stockholders’ equity	3,290	3,792
Total liabilities and stockholders’ equity	$3,910	$4,615

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended September 28, 2024	Thirteen weeks ended September 30, 2023	Thirty-nine weeks ended September 28, 2024	Thirty-nine weeks ended September 30, 2023

Net sales	$1,986	$2,515	$6,481	$7,724
Cost of sales	1,501	1,729	4,860	5,665
Gross profit	485	786	1,621	2,059

Operating expenses:
Selling and warehouse	207	210	671	802
Marketing	83	103	297	287
Research and development	28	28	92	111
General and administrative	374	333	1,097	1,018
	692	674	2,157	2,218

Income (loss) from operations	(207)	112	(536)	(159)

Income (loss) before interest expense and income taxes	(207)	112	(536)	(159)
Interest expense	—	1	1	3
Income (loss) before income tax	(207)	111	(537)	(162)
Income tax expense	—	1	5	148

Net income (loss)	$(207)	$110	$(542)	$(310)

Weighted average common shares outstanding:
Basic	5,154	5,154	5,154	5,154
Diluted	5,154	5,154	5,154	5,154

Income (loss) per common share:
Basic	$(0.04)	$0.02	$(0.1)	$(0.06)
Diluted	$(0.04)	$0.02	$(0.1)	$(0.06)